Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-276916

Ford Motor Credit Company LLC

Final Term Sheet

5.850% Notes due 2027

6.125% Notes due 2034

5.850% Notes due 2027

Issuer:	Ford Motor Credit Company LLC

Trade Date:	May 14, 2024

Settlement Date:	May 17, 2024 (T+3)

Stated Maturity:	May 17, 2027

Principal Amount:	$1,500,000,000

Interest Rate:	5.850%

Benchmark Treasury:	4.500% due May 15, 2027

Benchmark Treasury Yield and Price:	4.624%; 99-21

Spread to Benchmark Treasury:	+127 basis points

Yield to Maturity:	5.894%

Price to Public:	99.881% of principal amount plus accrued interest from May 17, 2024

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,494,465,000 (99.631%)

Interest Payment Dates:	Semi-annually on each May 17 and November 17, beginning November 17, 2024
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to April 17, 2027 (one month prior to maturity date) (the “2027 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2027 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after April 17, 2027 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

NatWest Markets Securities Inc.

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

ING Financial Markets LLC

Santander US Capital Markets LLC

Blaylock Van, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Seibert Williams Shank &Co., LLC

Telsey Advisory Group LLC

CUSIP/ISIN:	345397E74 / US345397E748

6.125% Notes due 2034

Issuer:	Ford Motor Credit Company LLC

Trade Date:	May 14, 2024

Settlement Date:	May 17, 2024 (T+3)

Stated Maturity:	March 8, 2034

Principal Amount:	$750,000,000 (for an aggregate outstanding principal amount of $1,650,000,000, together with the $900,000,000 principal amount of the 6.125% Notes due 2034 originally issued on March 8, 2024)

Interest Rate:	6.125%

Benchmark Treasury:	4.375% due May 15, 2034

Benchmark Treasury Yield and Price:	4.455%; 99-11+

Spread to Benchmark Treasury:	+195 basis points

Yield to Maturity:	6.405%

Price to Public:	97.973% of principal amount plus accrued interest from March 8, 2024

Underwriting Discount:	0.450%

Accrued Interest Payable to Issuer:	$8,804,687.50 accrued from and including March 8, 2024 to but excluding the anticipated date of settlement, May 17, 2024

Net Proceeds (Before Expenses) to Issuer:	$731,422,500 (97.523%)

Interest Payment Dates:	Semi-annually on each March 8 and September 8, beginning September 8, 2024
Redemption Provision:

Make-Whole Call: The Notes may be redeemed, in whole or in part, prior to December 8, 2033 (three months prior to maturity date) (the “2034 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The Notes may be redeemed, in whole or in part, on or after December 8, 2033 (three months prior to maturity date), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Scotia Capital (USA) Inc.

NatWest Markets Securities Inc.

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

Co-Managers:

BBVA Securities Inc.

BNY Mellon Capital Markets, LLC

ING Financial Markets LLC

Santander US Capital Markets LLC

Blaylock Van, LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Seibert Williams Shank &Co., LLC

Telsey Advisory Group LLC

CUSIP/ISIN:	345397E66 / US345397E664

It is expected that delivery of the Notes will be made against payment therefor on or about May 17, 2024, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day preceding the issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Deutsche Bank Securities Inc. at +1 (800) 503-4611, J.P. Morgan Securities LLC at 1-212-834-4533, Lloyds Securities Inc. at 1-212-930-5039, or Scotia Capital (USA) Inc. at 1-212-225-5501.